FOR IMMEDIATE RELEASE

NEW YORK MORTGAGE TRUST ISSUES EARNINGS GUIDANCE FOR 2008

NEW YORK January 24, 2008 - New York Mortgage Trust, Inc. (OTC BB: NMTR) ("NYMT" or the "Company") today provided earnings guidance for 2008. While the Company has not completed its 2007 audit, it expects that its book value per common share as of December 31, 2007 will be between $5.10 and $5.30 per share. Shares outstanding as of December 31, 2007 were approximately 3.64 million.

On January 22, 2007 the Company announced that it had raised $20 million through a convertible preferred stock investment by JMP Group, Inc. (NYSE: JMP) and certain of its affiliates. The net proceeds from the offering have been used to purchase Agency mortgage-backed securities (“Agency MBS”).

The Company currently projects that, given the relatively steep yield curve, wide Agency MBS spreads and declining financing costs, earnings per share for 2008 will be in the range of $0.45 to $0.55. Management also believes that marginal returns on additional invested capital will be accretive to the current estimate for 2008 earnings per share. This projection assumes that current market conditions will remain unchanged for the duration of the 2008 fiscal year. This projection is subject to various risks and uncertainties. See “Forward Looking Statements” below.

About New York Mortgage Trust
New York Mortgage Trust, Inc. is a self-advised real estate investment trust (REIT) engaged in the investment management of mortgage-backed securities (MBS) and high credit quality residential adjustable rate mortgage (ARM) loans. As of March 31, 2007, the Company exited the mortgage lending business. As a REIT, the Company is not subject to federal income tax, provided that it distributes at least 90% of its REIT income to stockholders.

For Further Information
AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Steven R. Mumma, Co-CEO, President,	Joe Calabrese (General) 212-827-3772
Chief Financial Officer	Julie Tu (Analysts) 212-827-3776
Phone: 212-792-0107
Email: smumma@nymtrust.com

Forward-Looking Statements
Certain statements contained in this press release may be deemed to be forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, that a rise in interest rates may cause a decline in the market value of the Company's assets, prepayment rates may change, borrowings to finance the purchase of assets may not be available or may not be available on favorable terms, the Company may not be able to maintain its qualification as a REIT for federal tax purposes, the Company may become affected by the risks associated with investing in mortgage loans, including changes in loan delinquencies, and the Company's hedging strategies may not be effective. The reports that the Company files with the Securities and Exchange Commission contain a fuller description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this press release.